Exhibit 14

               Consent of Ernst & Young LLP, Independent Auditors

We consent to the use of our report dated November 14, 1997 on the financial statements and financial highlights of Federated Total Return Bond Fund, a portfolio of Federated Total Return Series, Inc. incorporated by reference in the initial Registration Statement (Form N-14) and the related Prospectus/Proxy Statement of Federated Total Return Series, Inc.

We also consent to the use of our report dated July 15, 1997 on the financial statements and financial highlights of Federated Bond Index Fund, a portfolio of Federated Investment Trust incorporated by reference in the initial Registration Statement described above.


/s/Ernst & Young LLP
Pittsburgh, Pennsylvania
June 25, 1998